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EXHIBIT 11--STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (LOSS)

MEDICAL GRAPHICS CORPORATION

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                                                Three Months Ended            Six Months Ended
                                                      June 30                     June 30
                                                1995           1994           1995         1994
                                               ------         ------         ------       ------
PRIMARY AND FULLY DILUTED:
Average shares outstanding                    2,438,176      2,398,567      2,437,045   2,396,686
Net effect of dilutive stock options --
  based on the treasury stock method
  using year-end market price,
  if higher than average market price             --            64,960          --         72,430
                                             ----------     ----------     ----------   ---------

        TOTAL                                 2,438,176      2,463,527      2,437,045   2,469,116
                                             ----------     ----------     ----------   ---------
                                             ----------     ----------     ----------   ---------

Net income (loss)                            $ (354,904)    $  244,722    $(1,352,344)  $ 459,422
                                             ----------     ----------     ----------   ---------
                                             ----------     ----------     ----------   ---------

Net income (loss) per share of
  Common Stock                               $     (.15)    $      .10           (.55)  $     .19
                                             ----------     ----------     ----------   ---------
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